As filed with the Securities and Exchange Commission on November 9, 2006

Registration No. 333-134868

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
ON
FORM S-8
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

THERMO FISHER SCIENTIFIC INC.
(Exact name of registrant as specified in its charter)

DELAWARE	04-2209186
(State or jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

81 Wyman Street
Waltham, Massachusetts 02454-9046
(Address of principal executive offices)

 Fisher Scientific International Inc. 1998 Equity and Incentive Plan
 Fisher Scientific International Inc. 2001 Equity and Incentive Plan
  Fisher Scientific International Inc. 2003 Equity and Incentive Plan
Fisher Scientific International Inc. 2005 Equity and Incentive Plan, as amended for awards granted on or after November 9, 2006

Sybron International Corporation 1999 Outside Directors’ Stock Option Plan
Sybron International Corporation Amended and Restated 1994 Outside Directors’ Stock Option Plan
Sybron Corporation 1993 Long-Term Incentive Plan, as Amended and Restated Through January 30, 1998
Apogent Technologies Inc. 2001 Equity Incentive Plan
(Full title of the Plans)

Seth H. Hoogasian, Secretary
Thermo Fisher Scientific Inc.
81 Wyman Street
Waltham, Massachusetts 02454-9046
(Name and address of agent for service)

(781) 622-1000
(Telephone Number, Including Area Code, of Agent For Service)

Calculation of Registration Fee

Title of Each Class of		Proposed Maximum	Proposed Maximum
Securities to be	Amount of Shares to	Offering Price Per	Aggregate Offering	Amount of
Registered	be Registered(1)(2)	Share (3)	Price (3)	Registration Fee (3)

Common stock, Par
value $1.00 per
share..........................	27,972,778 shares	N/A	N/A	N/A

(1)	The number of shares registered is based on an estimate of the maximum number of shares of common stock of Thermo Fisher Scientific Inc. (“Thermo”) issuable under the Fisher Scientific International Inc. 1998 Equity and Incentive Plan, the Fisher Scientific International Inc. 2001 Equity and Incentive Plan, the Fisher Scientific International Inc. 2003 Equity and Incentive Plan, the Fisher Scientific International Inc. 2005 Equity and Incentive Plan, as amended for awards granted on or after November 9, 2006, the Sybron International Corporation 1999 Outside Directors’ Stock Option Plan, the Sybron International Corporation Amended and Restated 1994 Outside Directors’ Stock Option Plan, the Sybron Corporation 1993 Long-Term Incentive Plan, as Amended and Restated Through January 30, 1998 and the Apogent Technologies Inc. 2001 Equity Incentive Plan (collectively, the “Plans”).

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover an indeterminate number of additional shares that may become issuable as a result of stock splits, stock dividends or similar transactions pursuant to the anti-dilution provisions of the Plans.

(3)	The proposed maximum offering price was calculated and the fee was previously paid in connection with the filing with the U.S. Securities and Exchange Commission (the “SEC”) of the Registration Statement on Form S-4 of Thermo (File No. 333-134868) on June 8, 2006.

INTRODUCTORY STATEMENT

     Thermo Fisher Scientific Inc. (formerly known as Thermo Electron Corporation), a Delaware corporation (“Thermo” or the “Registrant”), hereby amends its Registration Statement on Form S-4 (File No. 333-134868), which was declared effective on July 21, 2006 (the “Form S-4”), by filing this Post-Effective Amendment No. 1 on Form S-8 relating to shares of common stock, par value $1.00 per share, that are issuable by Thermo upon the exercise of stock options and other stock-based awards granted under the Fisher Scientific International Inc. 1998 Equity and Incentive Plan, the Fisher Scientific International Inc. 2001 Equity and Incentive Plan, the Fisher Scientific International Inc. 2003 Equity and Incentive Plan, the Fisher Scientific International Inc. 2005 Equity and Incentive Plan, as amended for awards granted on or after November 9, 2006, the Sybron International Corporation 1999 Outside Directors’ Stock Option Plan, the Sybron International Corporation Amended and Restated 1994 Outside Directors’ Stock Option Plan, the Sybron Corporation 1993 Long-Term Incentive Plan, as Amended and Restated Through January 30, 1998 and the Apogent Technologies Inc. 2001 Equity Incentive Plan (collectively, the “Plans”). All such shares of Thermo common stock were originally registered on the Form S-4.

     On November 9, 2006, Trumpet Merger Corporation, a Delaware corporation and wholly-owned subsidiary of Thermo (“Merger Sub”) merged with and into Fisher Scientific International Inc. (“Fisher”) pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 7, 2006, by and between Thermo, Merger Sub and Fisher. Pursuant to the Merger Agreement, at the effective time of the merger, each share of common stock of Fisher issued and outstanding immediately prior to the effective time of the merger, subject to certain exceptions, was converted into the right to receive 2 shares of Thermo common stock. In addition, each option to acquire shares of Fisher common stock granted pursuant to the Plans that was outstanding and unexercised immediately prior to the effective time was converted into an option to acquire shares of Thermo common stock, as adjusted to reflect the exchange ratio.

PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.
Item 2.	Registrant Information and Employee Plan Annual Information.

     The documents containing the information specified in Item 1 of Form S-8 and the statement of availability of information about Thermo and any other information required by Item 2 of Form S-8 will be sent or given to participants in the Plans as specified by Rule 428 under the Securities Act. Such documents are not required to be and are not filed with the SEC pursuant to Rule 424 of the Securities Act and the Note to Part I of Form S-8. These documents and the documents incorporated by reference in this Post-Effective Amendment pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The SEC allows Thermo to incorporate by reference the information that Thermo discloses in its filings with the SEC. Incorporation by reference means that Thermo can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that Thermo files with the SEC will automatically update and supersede this information. The following documents previously filed by Thermo with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

  Annual Report on Form 10-K for the fiscal year ended December 31, 2005.
  Quarterly Reports on Form 10-Q for the quarterly period ended April 1, 2006 and for the quarterly period ended July 1, 2006, and for the quarterly period ended September 30, 2006.
  Current Report on Form 8-K filed on May 12, 2005, as amended on July 22, 2005, regarding combined financial statements of Kendro Laboratory Products.
  Current Reports on Form 8-K, dated February 2, 2006, March 1, 2006, April 26, 2006, April 28, 2006, May 8, 2006, May 11, 2006, May 19, 2006, July 26, 2006, September 1, 2006 and October 25, 2006 (other than the portions of those documents not deemed to be filed).
  The description of Thermo’s common stock contained in Thermo’s Form 8-A filed on September 9, 1999 and any amendment or report filed with the SEC for the purpose of updating such description.
  The description of Thermo’s preferred stock contained in Thermo’s Form 8-A filed on September 16, 2005, as amended in Form 8-A/A filed on May 12, 2006, and any other amendment or report filed with the SEC for the purpose of updating such description.

     Any document filed by Thermo pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all the securities offered hereby have been sold or that deregisters all the securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such document. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.
Not applicable.
Item 5.	Interests of Named Experts and Counsel.
Not applicable.
Item 6.	Indemnification of Directors and Officers.

     The following summary is qualified in its entirety by reference to the complete copy of the Delaware General Corporation Law (“DGCL”) and Thermo’s Amended and Restated Certificate of Incorporation (“Thermo’s Charter”) and Thermo’s By-Laws.

     Thermo’s Charter and By-Laws provide that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of Thermo is indemnified and held harmless by Thermo to the fullest extent authorized by the DGCL against all expense, liability and loss (including attorneys’ fees, judgments, fines and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person in connection with such proceeding.

     Under section 145 of the DGCL, a Delaware corporation must indemnify its present or former directors and officers against expenses (including attorney’s fees) actually and reasonably incurred to the extent that the officer or director has been successful on the merits or otherwise in defense of any action, suit or proceeding brought against him or her by reason of the fact that he or she is or was a director or officer of the corporation. The DGCL generally permits a Delaware corporation to indemnify directors and officers against expenses, judgments, fines and amounts paid in settlement of any action or suit for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action, which they had no reasonable cause to believe was unlawful.

     Thermo is governed by the provisions of the DGCL permitting Thermo to purchase director’s and officer’s insurance to protect itself and any director, officer, employee or agent of Thermo. Thermo has an insurance policy which insures the directors and officers of Thermo and its subsidiaries against certain liabilities which might be incurred in connection with the performance of their duties. Thermo also has indemnification agreements with its directors and officers that provide for the maximum indemnification allowed by law.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

5.1	Opinion of Wachtell, Lipton, Rosen & Katz as to the validity of the shares of Thermo common stock (contained in the Pre-Effective Amendment No. 2 to Form S-4 previously filed on July 21, 2006 to which this Post-Effective Amendment No. 1 relates).

8.1	Opinion of Wachtell, Lipton, Rosen & Katz as to certain tax matters.*

23.1	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5.1 hereto) (included in the opinion previously filed as Exhibit 5.1 to Pre-Effective Amendment No. 2 to Form S-
4 previously filed on July 21, 2006 to which this Post-Effective Amendment No. 1 relates).

23.2	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.1 hereto).*

23.3	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.*

23.4	Consent of Deloitte & Touche LLP, independent registered public accounting firm.*

24.1	Power of Attorney (contained in the Form S-4 previously filed on June 8, 2006).

* Filed herewith Item 9. Undertakings.

         (a)       The undersigned Registrant hereby undertakes:

                    (1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                               (i)       To include any prospectus required by Section 10(a)(3) of the Securities Act;

                               (ii)       To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

                               (iii)       To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     (2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

             (i)    If the registrant is relying on Rule 430B:

                   (a)     Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

                   (b)      Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

             (ii)    If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectus filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

            (5)    That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424; (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant; (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and (iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

     (b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on a Form S-8 and has duly caused this post-effective Amendment No. 1 on Form S-8 to the registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on November 9, 2006.

THERMO FISHER SCIENTIFIC INC.

By	/s/ Seth H. Hoogasian________________
Seth H. Hoogasian
Senior Vice President, General Counsel and Secretary

     Pursuant to the requirements of the Securities Act of 1933, as amended, this post-effective Amendment No. 1 on Form S-8 to the registration statement on Form S-4 has been signed below by the following persons in the capacities indicated on November 9, 2006.

Signature	Title

/s/ Paul M. Meister

Paul M. Meister	Chairman of the Board and Director

/s/ Marijn E. Dekkers

Marijn E. Dekkers	President, Chief Executive Officer and Director
(Principal Executive Officer)
/s/ Peter M. Wilver

Peter M. Wilver	Senior Vice President and Chief Financial Officer
(Principal Financial Officer)
/s/ Peter E. Hornstra

Peter E. Hornstra	Corporate Controller and Chief Accounting Officer
(Principal Accounting Officer)
/s/ Bruce L. Koepfgen

Bruce L. Koepfgen	Director

/s/ Peter J. Manning

Peter J. Manning	Director

/s/ Jim P. Manzi

Jim P. Manzi	Director

Michael E. Porter	Director

Scott M. Sperling	Director

/s/ Elaine S. Ullian

Elaine S. Ullian	Director

EXHIBIT INDEX

EXHIBIT	DESCRIPTION
5.1	Opinion of Wachtell, Lipton, Rosen & Katz as to the validity of the shares of Thermo common stock (contained in the Pre-Effective Amendment No. 2 to Form S-4 previously filed on July 21, 2006 to which this Post-Effective Amendment No. 1 relates).

8.1	Opinion of Wachtell, Lipton, Rosen & Katz as to certain tax matters.*

23.1	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5.1 hereto) (included in the opinion previously filed as Exhibit 5.1 to Pre-Effective Amendment No. 2 to Form S-4
previously filed on July 21, 2006 to which this Post-Effective Amendment No. 1 relates).

23.2	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.1 hereto).*

23.3	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.*

23.4	Consent of Deloitte & Touche LLP, independent registered public accounting firm.*

24.1	Power of Attorney (contained in the Form S-4 previously filed on June 8, 2006).

* Filed herewith